LEASE AGREEMENT

This Lease Agreement (this “Agreement”) is entered into as of Oct. 12, 2010 between and by the following Parties in Dalian, People’s Republic of China (“China” or “PRC”):

Party A:
Dalian TOFA New Material Development Co., Ltd., with the registered address of  South area, Lingang Industrial Area of Dalian Economic and Technology Development Zone, Dalian; and the legal representative of Zheng Chuan-tao. (hereinafter referred to as “Landlord”)

Party B:
Dalian Xinding New Material Technology Consultancy Inc., with the registered address of Rm# 2122, Unit one, No. 112 Youhao Road, Zhongshan District, Dalian; and the legal representative of Liang Hai-yan.(hereinafter referred to as “Tenant”).

WHEREAS:
1.	Party A, a limited liability company incorporated under the PRC laws;
2.	Party B, a wholly foreign-owned enterprise incorporated under the PRC laws;
3.
Party B has entered into a Business Operation Agreement, Loan Agreement, Equity Interest Pledge Agreement, Equity Interest Purchase Agreement (collectively called “Main Agreement”) with Party A and its shareholders dated Oct. 12, 2010;

NOW, THEREFORE, through friendly negotiations and abiding by the principle of equality and mutual benefit, the Parties hereby agree as follows:

1.  GRANT OF LEASE

Party B, in consideration of “Main Agreement” to be performed and observed by Party A, does hereby lease and take from the Party A the property described in Exhibit "A" attached hereto and by reference made a part hereof (the "Leased Premises"), together with, as part of the parcel, all improvements located thereon.

2.  LEASE TERM

Total Term of Lease.  The term of such lease starts from the Oct. 12, 2010 until ten (10) years after signing this Agreement and could be extended upon the written confirmation by Party B and the extended period shall be determined by Party B.

3.  PAYMENT OF RENT

Both Parties agree that the rent payable to Party A will be equal to the service fee under the Business Operation Agreement payable to Party B, during the term hereof. No further payment from Party B will be required.

4.  TAXES AND EXPENSES

4.1 Unless otherwise provided in this Agreement, the Parties shall, according to the PRC laws, bear any and all taxes and expenses pursuant to this Agreement. Other taxes and reasonable expense regarding the loan shall be borne by Party A.

4.2 Party A shall pay for all water, sanitation, sewer, electricity, heat, gas, fuel, and other services incident to Party B's use of the Leased Premises, whether or not the cost thereof be a charge or imposition against the Leased Premises.

5.  OBLIGATIONS FOR REPAIRS

5.1 PARTY A’S Repairs.  Subject to any provisions herein to the contrary, and except for maintenance or replacement necessitated as the result of the act or omission of Party B, the Party A shall be required to repair all defects, deficiencies, deviations or failures of materials or workmanship in the building and facilities. Party A shall keep the Leased Premises free of such defects, deficiencies, deviations or failures during the term hereof.

5.2 PARTY B'S Repairs.  The Tenant shall repair and maintain the Leased Premises in good order and condition, except for reasonable wear and tear, the repairs required of Party A pursuant hereto, and maintenance or replacement necessitated as the result of the act or omission or negligence of the Party A, its employees, agents, or contractors.

5.3 PARTY B'S Alterations.  Party B shall have the right, from time to time, to redecorate the Leased Premises and to make such non-structural alterations and changes in such parts thereof as Party B shall deem expedient or necessary for its purposes; provided, however, that such alterations and changes shall neither impair the structural soundness nor diminish the value of the Leased Premises.

5.4 Permits and Expenses.  Party A agrees that it will procure all necessary permits for making any repairs, alterations, or other improvements for installations, when applicable. Each Party hereto shall give written notice to the other party of any repairs required of the other pursuant to the provisions of this Article and the party responsible for said repairs agrees promptly to commence such repairs and to prosecute the same to completion diligently, subject, however, to the delays occasioned by events beyond the control of such party. Each party agrees to pay promptly when due the entire cost of any work done by it upon the Leased Premises so that the Leased Premises at all times shall be free of liens for labor and materials.  Each party further agrees to hold harmless and indemnify the other party from and against any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work by such party or its employees, agents or contractors. Each party further agrees that in doing such work that it will employ materials of good quality and comply with all governmental requirements, and perform such work in a good and workmanlike manner.

6.  Party A’s Representation, Warranties and Promises

6.1 Without prior written consent by Party B, not, upon the execution of this Agreement, to sale, transfer, mortgage or dispose, in any other form, any Leased Premises, or to approve any other security interest set on it except the set is for the Party B’s benefit.

6.2 Without prior written consent by Party B, not to take any action or any nonfeasance that may affect materially Party A’s asset (included but not limited to Leased Premises), business and liabilities.

6.3 Without prior written notice by Party B, not cause, inherit, guarantee or allow the existence of any debt, other than (i) the debt arising from normal or daily business but not from borrowing; and (ii)the debt disclosed to Party B and obtained the written consent from Party B.

6.4 Without prior written consent by Party B, not to enter into any material agreement, other than the agreement in the process of normal business (as in this paragraph, the amount in the agreement that exceeds a hundred thousand Yuan (RMB 100,000) shall be deemed as a material agreement).

6.5 In order to keep its ownership of the Leased Premises, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defend against fall claims of compensation; to notify Party B the occurrence or the potential occurrence of any litigation, arbitration or administrative procedure related to Party A.

6.6 To prudently comply with the provisions of this Agreement and perform all obligations under this Agreements, without taking any action or any nonfeasance that sufficiently affects the validity and enforceability of this Agreement.

6.7 The Parties agree and confirm the meaning of “Party B’s written notice” pursuant to this Agreement means the consent shall be approved by the board of Party B, but if such consent only approved by Party B, such consent shall not be deemed as satisfied with the obtaining of written notice from Party B.

7.  INSURANCE

Party A shall maintain, with respect to the Leased Premises, public liability insurance, insuring both parties against injury to persons or damage to property on or about the Leased Premises. A copy of the policy or a certificate of insurance shall be delivered to Party B on or before the commencement date and no such policy shall be cancellable without ten (10) days prior written notice to Party B.

8.  USE OF PROPERTY BY TENANT

Party B has the right to use the property for any reasonable purpose or to sublease, assign, or license the use of the property to any sublessee, assignee, or licensee, which or who shall use the property for any reasonable use.

9.  DAMAGE TO DEMISED PREMISES

9.1  Abatement or Adjustment of Rent.  If the whole or any part of the Leased Premises shall be damaged or destroyed by fire or other casualty after the execution of this Lease and before the termination hereof, then in every case the rent reserved in Article III herein and other charges, if any, shall be abated or adjusted, as the case may be, in proportion to that portion of the Leased Premises of which Party B shall be deprived on account of such damage or destruction and the work of repair, restoration, rebuilding, or replacement or any combination thereof.

9.2  Repairs and Restoration.  Party A agrees that in the event of the damage or destruction of the Leased Premises, Party A forthwith shall proceed to repair, restore, replace or rebuild the Leased Premises to substantially the condition in which the same were immediately prior to such damage or destruction. Party A thereafter shall diligently prosecute said work to completion without delay or interruption except for events beyond the reasonable control of Party A.

10.  CONDEMNATION

All compensation awarded for any taking during the term, whether for the whole or a portion of the Leased Premises, shall be the sole property of Party B, whether such compensation shall be awarded for diminution in the value of, or loss of, the leasehold or for diminution in the value of, or loss of, the fee in the Leased Premises, or otherwise. Party A hereby assigns to Party B all of Party A's right and title to and interest in any and all such compensation.

11.  DEFAULT

If Party A shall default in the performance or observance of any agreement or condition in this Lease contained on its part to be performed or observed, and if Party A shall not cure such default within thirty (30) days after notice from Party B specifying the default , Party B may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Party A and any amount paid or any contractual liability incurred by Party B in so doing shall be deemed paid or incurred for the account of Party A and Party A shall reimburse Party B therefor and save Party B harmless therefrom. Provided, however, that Party B may cure any such default as aforesaid prior to the expiration of said waiting period, without notice to Party A if an emergency situation exists, or after notice to Party A , if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the Leased Premises or Party B's interest therein or to prevent injury or damage to persons or property.

12.  Confidentiality

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

(a)	The materials that is known or may be known by the Public (but not include the materials disclosed by each party receiving the materials );

(b)	The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

(c)
if any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any party, such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

13.  Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be in written and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Party A:	Dalian TOFA New Material Development Co., Ltd.,
Legal Address:	South area, Lingang Industrial Area of Dalian Economic and Technology Development Zone, Dalian
Postcode:
Tel:
Fax:

Party B:	Dalian Xinding New Material Technology Consultancy Inc.
Legal Address:	Rm# 2122, Unit one, No. 112 Youhao Road, Zhongshan District, Dalian.
Postcode:	116011
Tel:
Fax:

14.  Applicable Law and Dispute Resolution

14.1	The execution, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

14.2	The parties shall strive to settle any dispute arising from this Agreement through friendly consultation.

14.3
In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to Dalian Arbitration Commission in accordance with its then effective rules. The arbitration shall take place in Dalian. The arbitration award shall be final conclusive and binding upon both parties. If there is any dispute is in process of arbitration, other then the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

15.  Miscellaneous

15.1
The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

15.2
The Parties confirm that this Agreement shall constitute the entire agreement of the Parties upon its effectiveness with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal or/and written agreements and understandings.

15.3
This Agreement shall be binding and benefit the successor of each Party and the transferee allowed by each Party. Without the prior written notice by Party A, Party B shall not transfer, pledge or dispose in other manners its rights, interest and obligation pursuant to this Agreement.

15.4
Party B hereby agrees that, (i) if Party B is bankrupt, dissolved or shut down by authorities, Party B agree to transfer the rights and obligation pursuant to this Agreement to the person designated by Party A; (ii) Party A could transfer its rights and obligation pursuant to this Agreement to other third parties. Party A only needs to issue a written notice to Party B for such transfer and no need to obtain the consent by Party B.

15.5	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

15.6
If any provision of this Agreement is judged as void, invalid or non-enforceable according to relevant laws, the provision shall be deemed invalid only within the applicable area of the PRC Laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and replace those void, invalid or non-enforceable provisions with valid provisions to the extent which such provisions could be valid, effective and enforceable.

15.7
Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

15.8	This Agreement is executed with four (4) original copies; each Party holds two (2) original copies and each original copy has the same legal effect.

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A: Dalian TOFA New Material Development Co., Ltd.
Legal/Authorized Representative:
Name:
Position:
Party B: Dalian Xinding New Material Technology Consultancy Inc.
Legal/Authorized Representative:
Name:
Position: